Exhibit 10.5

Contract No.

PROFESSIONAL SERVICE AGREEMENT

This Professional Service Agreement dated the 15th day of February 2007, by and between Allied Nevada Gold Corp a Delaware corporation (“Allied”), and Carl Pescio, (“Consultant”).

WITNESSETH:

A. Allied, Consultant and others are parties to an arrangement and merger agreement (the “Arrangement Agreement”) dated as of September 22, 2006.

B. As contemplated by the Arrangement Agreement, Allied and Consultant are parties to a non-competition agreement dated March 15, 2007 (the “Non-Competition Agreement”).

C. Consultant has substantial expertise in gold exploration, gold property acquisition, and business development activities.

D. Allied wishes to receive the benefit of such expertise through consulting services to be provided by Consultant.

NOW, THEREFORE, in consideration of mutual promises herein contained and other good and valuable consideration, the parties hereto agree as follows:

1. Services to be performed. Consultant shall provide the services described in Exhibit A attached hereto and incorporated herein by this reference and shall furnish all labor, equipment and materials required therefor (the “Services”). Consultant shall make himself available at all reasonable times to consult with Allied as part of the Services. Subject to Section 3 below, Allied agrees to use the Consultant’s Services during each month of this Agreement.

2. Location of Services. Consultant shall perform the Services at such locations as may be specified or directed by Allied. Consultant shall adequately familiarize itself with the conditions of the area where Services will be performed, including the terrain, weather and working conditions, the type of equipment and facilities necessary to complete the Services, and all other matters that might in any way affect the Services or the cost or difficulty of performing the Services. Any failure by Consultant to properly comprehend such matters shall not relieve Consultant from proper performance of the Services nor entitle Consultant to additional compensation.

3. Term. This Agreement shall remain in effect for a period of two years commencing on the completion of the transactions contemplated in the Arrangement Agreement. Notwithstanding the foregoing, this Agreement may be terminated prior to the expiry of the foregoing term either:

(a)	with the written consent of the parties hereto; or

(b)	by Allied, at any time for cause. For purposes of this Agreement, the term “cause” will include but not be limited to:

(i)	any act of wilful misconduct by the Consultant which is or may be materially injurious to Allied or any of its affiliates; or

(ii)	any material breach by the Consultant of any of the terms of this Agreement.

In the event that Allied terminates this Agreement pursuant to this Section 3(b), all obligations of Allied hereunder shall be immediately terminated.

If the transactions contemplated by the Arrangement Agreement have not been completed by June 1, 2007, this Agreement shall be deemed to be null and void and of no further force or effect (unless otherwise agreed to in writing by the parties).

4. Performance of Services. Before commencing the Services and before entering onto any of Allied’s property, Consultant shall notify Allied’s designated representative. Consultant shall perform the Services to the satisfaction of Allied and in a professional and workmanlike manner in accordance with practices generally acceptable for the nature of the Services to be performed. All of Consultant’s operations shall be conducted in a careful and safe manner, in accordance with customary engineering and mining standards and procedures. Consultant shall initiate and follow appropriate safety precautions in performing the Services and shall comply with any safety rules or instructions issued by Allied.

5. Equipment and Personnel. Consultant shall, at its own expense, furnish all equipment, tools, utilities, facilities, material, supplies, supervision, and experienced personnel necessary to perform the Services, and shall pay any and all federal, local and state taxes assessed or levied on account thereof. Consultant shall not allow any unfit, unqualified or unskilled person to perform any part of the Services. Allied shall not be responsible for loss of Consultant’s tools or equipment or the personal effects or tools of Consultant’s employees, if any.

6. Payment to Consultant. Allied shall pay Consultant for satisfactory performance of the Services in accordance with the terms stated in Exhibit B attached hereto and incorporated herein by this reference. Statements of Services performed by Consultant and amounts owed for such Services shall be presented to Allied on or before the 10th day of the month following such Services, and payment shall be made by Allied by the 10th day of the month following the month in which the statement is presented. Upon Allied’s request, Consultant shall, concurrent with final payment by Allied, execute and deliver to Allied a release and complete discharge of and from any and all claims and demands by Consultant and any permitted subcontractors arising out of or in any manner connected with this Agreement or the Services performed in connection herewith.

7. Independent Contractor. In performing the Services Consultant shall act as an independent contractor with full rights to direct the details of the Services, Allied being interested only in the results obtained. Consultant shall periodically inform Allied as to the progress of the Services, and of the results currently obtained during the course of performing the Services. Any and all persons employed by Consultant shall be employees of Consultant and not employees of Allied in any respect. Consultant shall not be Allied’s agent and shall not have authority to bind Allied, and Consultant shall not represent to any third party that it is Allied’s agent or that it has such authority. All of Consultant’s activities shall be undertaken and performed at Consultant’s own risk and expense.

8. No Benefits. Consultant shall not be entitled to health insurance, workmen’s compensation insurance, disability insurance or any other insurance protection provided by or through Allied, nor shall Consultant be entitled to participate in any benefit programs or plans applicable to Allied employees.

9. Assignment. Consultant may not assign this Agreement or any rights hereunder in whole or in part without Allied’s prior written consent, which consent may be withheld by Allied for any reason whatsoever. Any assignment without Allied’s prior written consent shall be void.

10. Notices. All notices and other required or authorized communications (“Notices”) shall be in writing, and shall be addressed respectively as follows:

To Allied:	Attn: Scott A. Caldwell 1360 Greg Street Sparks, NV 89431 775-313-8509

To Consultant:	Carl Pescio Elko Nevada 775-777-6801

11. Authorized Representatives. For purposes of questions, and other permitted or required communications regarding ongoing performance of the Services, the names and addresses of the parties’ designated representatives are:

For Allied:	Scott A. Caldwell 1360 Greg Street Reno, Nevada 8431 775-313-8509

For Consultant:	Carl Pescio Elko Nevada 775-777-6801

12. Miscellaneous

12.1 Applicable Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Nevada, except for its rules pertaining to conflicts of laws.

12.2 Severability. In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

12.3 Successors and Assigns. Subject to the terms hereof, this Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, executors, administrators, personal representatives, beneficiaries, successors and assigns.

12.4 Waiver. Failure by Allied at any time, or from time to time, to enforce or to require strict observance of any of the terms of this Agreement shall not constitute a waiver thereof, nor limit or impair such terms in any respect. In addition, any such failure shall not affect Allied’s right to avail itself at any time of such remedies as it may have for any default hereunder by Consultant.

12.5 Complete Agreement. This Agreement (including its Exhibits) constitutes the entire agreement between the parties with respect to the subject matter hereof and shall be construed without reference to any prior or other agreement between the parties, written or oral. Other than implied obligations of good faith and fair dealing, there are no terms or conditions, express or implied, other than herein stated. Notwithstanding the foregoing, the parties agree that they have entered into the Non-Competition Agreement and nothing in this agreement is, in any way, intended to supercede or replace any provision of the Non-Competition Agreement.

12.6 Amendments. Any amendment or modification of this Agreement will be valid only if contained in a written instrument executed by both parties that specifically and expressly modifies the terms of this Agreement.

12.7 Construction and Enforcement. This Agreement shall be construed as though both parties drafted it. All Section headings used herein are for convenience only and shall be disregarded in construing and enforcing this Agreement. In the event of any conflict between the terms contained within the numbered Sections of this Agreement and the terms contained within the Exhibits to this Agreement, the terms of the numbered Sections shall control. The parties agree that this Agreement may be specifically enforced.

12.8 Attorney Fees. If litigation or other legal proceedings are brought for enforcement or interpretation of this Agreement, the prevailing party shall be entitled to recover its attorney fees and costs incurred both before and after judgment, in addition to any other relief to which it may be entitled.

13. Authorization. Each individual executing this Agreement does thereby represent and warrant that he or she (a) has the authority to do so, (b) has the authority to bind the party on whose behalf he or she has signed to this Agreement, and (c) has read and fully understands all provisions of this Agreement, including the Exhibits hereto.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed on the day and year first above written.

Allied:

ALLIED NEVADA GOLD CORP
A Delaware Corporation

By:	/s/ Scott A. Caldwell
Scott A. Caldwell
President and CEO

Consultant:

A Nevada Resident

By:	/s/ Carl Pescio
Carl Pescio
Consultant

Exhibit A

Services to Be Performed by Consultant

The Services to be performed by Consultant are as follows:

•

Assist in the technical review of Allied exploration programs and activities as requested by Allied Nevada. This would include the review of proposed exploration “models”, drilling programs, geophysical studies and surveys, and other exploration related programs.

•

Assist Allied Nevada in expanding and or rationalizing Allied Nevada’s current Nevada land holdings. The activity would include new land packages as well as claims that are near or adjacent to existing Allied Nevada exploration properties. In addition if an opportunity is identified to rationalize (sell or joint venture) non-core exploration properties, this opportunity will be presented to Allied.

•

Identify potential exploration joint venture opportunities. The consultant will present to Allied potential joint venture partners / companies that would be capable on a financial and technical basis to conduct exploration activities on Allied controlled properties.

•	Identify those properties controlled by other companies that may offer joint venture opportunities where Allied would conduct appropriate exploration activities.

•

Assist in the Allied Nevada Investor Relations Program. This would include participating in various conferences and “shows” that will be determined over the course of the year, and assisting in other marketing activities as required.

•

Assist Allied Nevada joint venture partners in appropriate investor relations activities. Provide technical review and over site of the joint venture partners “exploration model” on behalf of Allied. If deemed appropriate by Allied, assist the joint venture partners in obtaining adequate financing.

All work to be approved/directed by Allied Representative (Scott Caldwell). Scope of work may change depending upon the requirements of Allied.

Exhibit B

Payment to Consultant

1. Allied agrees to pay Consultant as follows for the Services to be performed by Consultant:

Compensation shall be on a daily basis. The daily rate shall be $1,000.00 for each day worked by the Consultant. All reasonable expenses related to Allied activities to be reimbursed at cost. Use of personnel vehicle for Allied work will be reimbursed at a rate of $0.55 per mile.

2. In the event this Agreement is terminated pursuant to Section 3(a), the payment rate for partial performance of Services shall be:

Payment for not less than the number of business days remaining in the term of the Agreement, or such other amount agreed by the Parties, in addition to payment for all days worked prior to termination including final day worked plus reasonable expenses. For greater certainty, “business day” for this purpose means any day other than a Saturday, Sunday or statutory holiday in the State of Nevada.

3. In the event this Agreement is terminated pursuant to Section 3(b), no further payments will be made by Allied to the Consultant hereunder.